UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION

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Notice of Annual Meeting—May 16, 2012

and Proxy Statement

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION

1001 Air Brake Avenue

Wilmerding, Pennsylvania 15148

Dear Stockholder:

We invite you to attend the annual meeting of stockholders of Westinghouse Air Brake Technologies Corporation, doing business as Wabtec Corporation, on May 16, 2012 at 11:30 a.m. in Pittsburgh, Pennsylvania.

This booklet includes the formal notice of the meeting and the proxy statement. Pursuant to the rules adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders. All stockholders will have the ability to access the proxy materials on a website referenced in the Notice or request a printed or e-mailed set of the proxy materials. Instructions regarding how to access the proxy materials over the Internet or to request a printed or e-mailed copy may be found in the Notice. In addition, stockholders may request proxy materials in printed or e-mailed form by mail, telephone or electronically by email on an ongoing basis.

The Notice was mailed to stockholders, and the proxy materials were first given to stockholders via Internet access, on or about April 4, 2012. On or before the time that the Notice was sent to stockholders, all materials identified in the Notice were publicly accessible, free of charge, at the website address specified in the Notice. Such materials will remain available on that website for 12 months subsequent to the conclusion of the meeting.

The proxy statement tells you more about the items upon which we will vote at the meeting. It also explains how the voting process works and gives information about our director candidates.

Whether or not you plan to attend the annual meeting, please cast your vote by proxy over the Internet by following the instructions provided in the Notice, by telephone or by requesting a paper proxy card to sign, date and return by mail. Regardless of the method used, please vote your shares so that enough shares are represented to allow us to conduct the business of the annual meeting. Voting over the Internet, by telephone or by proxy card if you request one does not affect your right to vote in person if you attend the annual meeting.

Sincerely yours,

Albert J. Neupaver

President and

Chief Executive Officer

April 4, 2012

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION

1001 Air Brake Avenue

Wilmerding, Pennsylvania 15148

NOTICE OF 2012 ANNUAL MEETING

Date, Time and Place

•	May 16, 2012

•	11:30 a.m.

•	The Duquesne Club, 325 Sixth Avenue, Pittsburgh, Pennsylvania 15222

Purpose

•	Elect three directors for a term of three years and elect one director for a term of two years

•	Approve an advisory (non-binding) resolution relating to the approval of 2011 named executive officer compensation

•	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2012 fiscal year

•	Conduct other business if properly raised

Procedures

•	If you own stock directly, please vote by proxy over the Internet, by telephone or by requesting a proxy card.

•	If you own stock through a bank, stockbroker or trustee, please vote by following the instructions included in the material that you receive from your bank, stockbroker or trustee.

•	Only stockholders of record on March 20, 2012 receive notice of and may vote at the meeting.

Your vote is important. Please vote over the Internet, by telephone or by requesting a proxy card.

David L. DeNinno

Senior Vice President,

General Counsel and

Secretary

April 4, 2012

General

We have provided you this booklet and proxy materials on or about April 4, 2012 because the Board of Directors of Westinghouse Air Brake Technologies Corporation, doing business as Wabtec Corporation (“Wabtec”), is soliciting your proxy to vote at the company’s 2012 annual meeting of stockholders.

Who May Vote

Stockholders of Wabtec as reflected in our stock records at the close of business on March 20, 2012 may vote. You have one vote for each share of Wabtec common stock you own.

How to Vote

You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting. Your vote is important.

If you are a stockholder whose shares are registered in your name, you may vote your shares in person at the meeting or by one of the three following methods:

•	Vote by Internet, by going to the website address http://www.proxyvoting.com/wab and following the instructions for Internet voting shown on the website.

•	Vote by Telephone, by dialing 1-866-540-5760 and following the instructions for telephone voting shown on the proxy card.

•	Vote by Proxy Card, by completing, signing, dating and mailing a proxy card in the envelope provided if you requested copies of these proxy materials.

If you vote by Internet or telephone, you do not need to request a proxy card.

Shares registered in your name are generally covered by one Notice. If you hold shares through someone else, such as a bank, stockbroker, or trustee you will get a Notice from them asking you to vote. Please follow the instructions on their Notice. Please vote with respect to each Notice you receive.

How a Proxy Works

Giving us a proxy means you authorize us to vote your shares in accordance with your directions. If you return your signed proxy card but do not make any selections as to how you wish to vote on a particular matter, your shares will be voted in favor of our director candidates, in favor of the approval of the advisory (non-binding) resolution relating to the approval of the 2011 named executive officer compensation and in favor of ratifying the appointment of Ernst & Young LLP, as the case may be.

Changing Your Vote

You may revoke your proxy before it is voted by submitting a new proxy with a later date including a proxy given over the Internet or by telephone, by voting in person at the meeting or by a notification in writing to the Secretary of Wabtec at 1001 Air Brake Avenue, Wilmerding, PA 15148.

Common Stock Outstanding

As of the close of business on March 20, 2012, approximately 48,170,016 shares of Wabtec common stock were issued and outstanding.

Quorum and Voting Information

To conduct the business of the meeting, we must have a quorum. This means at least a majority of the outstanding shares entitled to vote must be present in person or represented by proxy at the meeting. You are considered a part of the quorum if you vote over the Internet, by telephone or by submitting a properly signed proxy card if you requested copies of the proxy materials.

Abstentions and broker non-votes (i.e., proxies submitted by brokers that do not indicate a vote for a proposal because they do not have discretionary voting authority and have not received instructions as to how to vote on the proposal) are counted as present in determining whether the quorum requirement for the annual meeting is satisfied.

To be elected, nominees for director must receive a plurality of the votes cast. This means that the four director nominees with the most votes are elected. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee. Votes that are withheld will be excluded entirely from the vote and will have no effect. Broker non-votes and abstentions with respect to the election of directors will have no effect on the outcome of the election of directors.

For approval, all other matters to be voted on require a favorable vote of a majority of the shares present and entitled to vote on the applicable matter. An abstention will therefore have the same effect as a vote against the applicable proposal. Broker non-votes with respect to any such proposal will have no effect on the outcome of the vote with respect to that proposal.

Approval of any other matter that properly comes before the annual meeting requires the favorable vote of a majority of shares present and entitled to vote on the matter, unless the matter requires more than a majority vote under statute or our amended and restated by-laws. An abstention will have the same effect as a vote against the proposal. Broker non-votes with respect to any such proposal will have no effect on the outcome of the vote with respect to that proposal.

If your shares are held by a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, your shares will be voted as you direct. If you do not give instructions, one of two things can happen, depending on the type of proposal. For the ratification of the independent auditor (Proposal 3), the broker may vote your shares in its discretion. For all other proposals, the broker may not vote your shares at all if you do not give instructions.

Common Stock Ownership

Director and Executive Officer Stock Ownership

Under the proxy rules of the Securities and Exchange Commission (the “SEC”), a person beneficially owns Wabtec common stock if the person has the power to vote or dispose of the shares, or if such power may be acquired, by exercising options or otherwise, within 60 days. The table below shows how much Wabtec common stock is beneficially owned as of January 31, 2012 by our directors, nominees for director, Chief Executive Officer, Chief Financial Officer and the other named executive officers at December 31, 2011 (other than the Chief Executive Officer and Chief Financial Officer), and the directors and executive officers as a group. Each person has sole voting power and sole dispositive power with respect to the shares listed unless indicated otherwise. No shares have been pledged as security by the named executive officers, directors, nominees for director or the directors and executive officers as a group.

Executive Officer	Shares Owned		Percent of Class
Albert J. Neupaver	423,981	(1)(2)	*
Alvaro Garcia-Tunon	111,840	(1)(2)	*
Raymond T. Betler	45,938	(1)(2)	*
Charles F. Kovac	52,027	(1)(2)	*
Scott E. Wahlstrom	88,603	(1)(2)	*

Director/Nominee	Shares Owned		Percent of Class
Robert J. Brooks	286,377	(1)(2)(3)	*
Emilio A. Fernandez	683,392	(1)(2)(4)	1.43%
Lee B. Foster, II	60,906	(1)(2)(5)	*
Brian P. Hehir	21,488	(1)(2)	*
Michael W.D. Howell	13,183	(1)(2)	*
William E. Kassling	814,010	(1)(2)(6)	1.70%
Gary C. Valade	23,988	(1)(2)	*
Nickolas W. Vande Steeg	20,988	(1)(2)	*
Directors and Executive Officers as a Group (16 persons)	2,726,726	(1)(2)	5.63%
*	Less than 1%

(1)	Includes restricted shares as follows: Mr. Neupaver 53,750; Mr. Garcia-Tunon 17,750; Mr. Betler 17,250; Mr. Kovac 14,750; Mr. Wahlstrom 8,625; each non-employee director 1,454; and all directors and executive officers as a group 140,811. The restricted stockholders have sole voting power with respect to the restricted shares but do not have sole or shared dispositive power until the restricted shares vest.

(2)	Includes options that are exercisable on or within 60 days of January 31, 2012 as follows: Mr. Neupaver 109,063; Mr. Garcia-Tunon 34,688; Mr. Betler 21,188; Mr. Kovac 22,125; Mr. Wahlstrom 36,250; Mr. Brooks 25,000; Mr. Fernandez 19,334; Mr. Foster 22,000, Mr. Hehir 11,000; Mr. Howell 4,000; Mr. Kassling 8,000; Mr. Valade 8,000; Mr. Vande Steeg 13,000; and all directors and executive officers as a group 348,350.

(3)	Includes 45,675 shares owned by Mr. Brooks. Also includes 215,701 shares owned by Suebro, Inc., a Delaware holding company.

(4)	Includes 406,882 shares owned by Mr. Fernandez. Also includes 257,175 shares owned by Mr. Fernandez’s wife. Mr. Fernandez disclaims beneficial ownership of the shares held by his wife.

(5)	Includes 32,306 shares owned by Mr. Foster and 6,600 shares held by Foster Holdings, Inc.

(6)	Includes 28,078 shares owned by Mr. Kassling. Also includes 776,292 shares owned by Davideco, a Delaware corporation, and 1,640 shares owned by Mr. Kassling’s wife. Mr. Kassling disclaims beneficial ownership of the shares held by his wife.

Owners of More Than 5%

The following table shows shareholders who are known to Wabtec to be a beneficial owner of more than 5% of Wabtec’s common stock as of March 20, 2012.

Name and Address of Beneficial Owner	Beneficial Ownership (1)		Percentage of Class
Neuberger Berman Group LLC 605 Third Avenue New York, NY 10158	3,549,461	(2)	7.399%

George S. Loening 380 Lafayette Street, 6th Floor New York, NY 10003	2,818,054	(3)	5.9%

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	2,421,803	(4)	5.05%
(1)	Under SEC regulations, a person who has or shares voting or investment power with respect to a security is considered a beneficial owner of the security. Voting power is the power to vote or direct the voting of shares, and investment power is the power to dispose of or direct the disposition of shares. Unless otherwise indicated in the other footnotes below, each person has sole voting power and sole investment power as to all shares listed opposite such person’s name.

(2)	Based solely upon the information in the Schedule 13G/A filed February 14, 2012, Neuberger Berman Group LLC controls Neuberger Berman LLC and certain affiliated persons. As investment advisers, certain affiliated persons that are controlled by Neuberger Berman Group LLC have investment and voting powers with respect to the shares held. Neuberger Berman LLC shares dispositive power with respect to 3,549,461 shares and shares voting power with respect to 3,171,617 shares. Neuberger Berman Management LLC shares dispositive power and voting power with respect to 3,000,800 shares. Neuberger Berman Equity Funds shares dispositive power and voting power with respect to 2,699,900 shares.

(3)	Based solely upon the information in the Schedule 13G filed February 14, 2012, George S. Loening is the controlling shareholder of Select Equity Group, Inc. and Select Offshore Advisors, LLC. Select Equity Group, Inc. has sole dispositive and sole voting power with respect to 2,040,985 shares. Select Offshore Advisors, LLC has sole dispositive and sole voting power with respect to 777,069 shares.

(4)	Based solely upon the information in the Schedule 13G filed January 20, 2012, BlackRock, Inc. has sole dispositive and voting power with respect to 2,421,803 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers to file reports of beneficial ownership and changes in beneficial ownership of

Wabtec stock. Directors and officers must furnish us with copies of these reports. Based on these copies and directors’ and executive officers’ representations we believe all directors and executive officers complied with the requirements of Section 16(a) in 2011.

Proposal 1—Election of Directors

Wabtec’s Board of Directors currently has nine members and four vacant seats. The Board is divided into three classes whose terms of office end in successive years. Brian P. Hehir, Michael W. D. Howell and Nickolas W. Vande Steeg, whose terms of office are expiring, have been nominated to serve for new terms ending in 2015 and, in order to keep the classes of directors as nearly equal as possible in accordance with our amended and restated by-laws, Gary C Valade, whose term of office is also expiring, has been nominated to serve for a new term ending in 2014. All nominations were made by the Nominating and Corporate Governance Committee, as further described under “The Nominating and Corporate Governance Committee” on page 10, and approved by the entire Board of Directors.

Our Corporate Governance Guidelines require our directors to possess qualities and skills necessary to oversee the management of Wabtec. The Nominating and Corporate Governance Charter establishes a commitment to find nominees for membership on the Board of Directors that are of the highest possible caliber and are able to provide insightful, intelligent and effective guidance to the management of Wabtec. As part of this process, the Nominating and Corporate Governance Charter requires the Nominating and Corporate Governance Committee to ensure that the Board of Directors consists of individuals from diverse educational and professional experiences and backgrounds who, collectively, provide meaningful counsel to management. Under the Corporate Governance Guidelines, it is the responsibility of the Nominating and Corporate Governance Committee to establish, and from time to time review with the Board, the requisite skills and characteristics for new Board members. In assessing potential nominees, the Nominating and Corporate Governance Committee will take into account the following criteria:

•	background,

•	skill needs,

•	personal characteristics,

•	diversity, and

•	business experience.

With respect to nomination of continuing directors for re-election, the committee also reviews and considers each nominee’s contributions to the Board. The Nominating and Corporate Governance Committee’s process to recommend qualified director candidates is further described on page 10 under “The Nominating and Corporate Governance Committee.” As described above, and although the Board does not have a separate diversity policy, the Nominating and Corporate Governance Committee considers diversity as one of a number of factors in identifying nominees for director pursuant to its charter. The Board and the Nominating and Corporate Governance Committee believe it is essential that the Board members represent diverse backgrounds. In considering nominees for director, the Nominating and Corporate Governance Committee conducts inquiries into the background and qualifications of possible candidates and actively recruits qualified individuals. The Nominating and Corporate Governance Committee assesses the effectiveness of its approach as part of the annual review of its charter and the Corporate Governance Guidelines and as part of its annual review of the effectiveness of the Board and each committee of the Board.

The description of each director and each nominee set forth below includes biographical information, on a director by director basis, and highlights the specific experience, qualifications, attributes, background and education of each director and each nominee that led the Board to conclude that each director or nominee should serve on the Board. In addition to the qualifications described in the biographical information set forth below, the Nominating and Corporate Governance Committee and the Board also determined that each director and each nominee possesses certain intangible attributes and skills, which led to the conclusion that each director and each nominee meets the criteria set forth in the Corporate Governance Guidelines and is qualified to serve as one of our directors. These intangible attributes and skills include, as to each nominee, integrity, the capacity to evaluate business issues and make practical and mature judgments, willingness to devote the necessary time and effort required to serve on our Board, the skills and personality to work effectively and collegially with other directors on a Board that is responsive to

Wabtec’s needs, and the self-confidence and communication skills to participate effectively in Board discussions.

Vote Required

Your proxy will be voted “for” the election of these nominees unless you withhold authority to vote for any one or more of them. If any nominee is unable or unwilling to stand for election, your proxy authorizes us to vote for a replacement nominee if the Board names one.

Only votes “for” a candidate are counted in the election of directors. The four nominees who receive the most votes will be elected as directors.

The Board recommends you vote FOR each of the following candidates.

Director Nominees to Serve for a Three-Year Term Expiring in 2015

Brian P. Hehir Age 58 Director since 2007

Retired in June 2008 from Merrill Lynch after 25 years of service; Vice Chairman of Investment Banking for Merrill Lynch from 1999 to 2008.

Member of Georgetown University School of Nursing and Health Studies Board of Visitors from October 2003 to February 2011; Member of University of Connecticut Health Center Board of Directors from November 2005 to July 2009; Member from 2004 to 2010 and Treasurer during 2008 of U.S. Lacrosse Foundation Board of Directors.

Mr. Hehir has had an extensive career in financial markets with over 30 years of experience working in investment and corporate banking. In this capacity, he advised clients on mergers and acquisitions and other corporate transactions, which are an integral part of Wabtec’s growth strategy. His experience from the highly regulated investment banking industry also provides the Board with a critical perspective on risk management.

Michael W. D. Howell Age 64 Director since 2003

Chief Executive Officer of Transport Initiatives Edinburgh Limited from May 2002 to July 2006; Chairman of FPT Group Limited for six years starting in April 1998.; Chairman of EVO Electric Limited, London, from September 2007 to February 2012;

Chairman of Trustees of City & Guilds of London Institute since September 2006; Director of Hutchison China Meditech Limited, Hong Kong since May 2006; Member of Court (Director) of Clothworkers’ Company, London.

Mr. Howell has 35 years of experience from executive and board positions on various companies in the railroad business, such as Cummins Engine Company, Inc., GE Canada, Inc., General Electric Company, Inc., Railtrack Group PLC and Transport Initiatives Edinburgh Limited. His understanding of many aspects of the United States and international railroad industries, as well as his CEO and Chairman experience, provides the Board with a broad and relevant background regarding the management and operations of a growing public company in the railroad industry.

Nickolas W. Vande Steeg Age 69 Director since 2007

Member of the Board of Directors of Trimble Navigation Limited since 2003; retired in March 2007 from Parker-Hannifin Corporation as President, Chief Operating Officer and Director after 35 years with the company.

Mr. Vande Steeg retired in 2007 with 35 years of experience in a Fortune 500 company where he most recently held the title of President and Chief Operating Officer. Mr. Vande Steeg’s leadership and operational background in a large public company, and particularly his knowledge of international operational management, as well as strategic pricing, purchasing and lean manufacturing, makes him well-suited to provide guidance and insight to the Board of a large international public company.

Director Nominee to Serve for a Two-Year Term Expiring in 2014

Gary C. Valade Age 69 Director since 2005

Member of the Board of Management and Executive Vice President of Global Procurement and Supply for DaimlerChrysler from 1998 until his retirement in 2003; Executive Vice President and Chief Financial Officer and member of the Office of the Chairman of Chrysler Corporation from 1993 to 1998.

Mr. Valade had a 35-year financial career with Chrysler Corporation encompassing all aspects of financial control and accounting, including six years in the role of Chief Financial Officer, which provides the Board with important insight regarding the management, operations, financial reporting and accounting of a large public company.

Continuing Directors with a Three-Year Term Expiring in 2014

Emilio A. Fernandez Age 67 Director since 1995

Vice Chairman of Wabtec since March 1998; Executive Vice President of Wabtec from prior to 1997 to February 1998.

Mr. Fernandez has over 30 years of experience in executive positions in the railroad industry. His knowledge of the rail market, understanding of the company’s products and his overall business acumen provide the Board with an executive and leadership perspective on our company and the railroad industry in general.

Lee B. Foster, II Age 65 Director since 1999

Chairman of L.B. Foster Company since 1998; Chief Executive Officer of L.B. Foster Company from prior to 1997 to 2002; President of L.B. Foster Company from prior to 1997 to 2000.

Director of L.B. Foster Company, Capital Guidance Ltd., Dakota, Minnesota & Eastern Railroad (“DM&E”) from 2001 to October 2007 and Wabtec Foundation.

Mr. Foster has had an extensive career within the railroad industry, including 35 years with the L.B. Foster Co., a supplier to the railroad and transit industries, where he has served in a multitude of roles including President, CEO and Chairman, as well as Director. Mr. Foster brings to the Board not only a solid background within the industry, but also his experience on various boards and committees, including the executive committee of DM&E and the audit and compensation committees of the private company Capital Guidance Ltd.

Continuing Directors with a Three-Year Term Expiring in 2013

Robert J. Brooks Age 68 Director since 1990

Executive Vice President of Wabtec from November 1999 to March 2004; Chief Financial Officer and Secretary of Wabtec since prior to 1997 to March 2003.

Executive Committee, Board of Trustees, Franklin & Marshall College since 2006; Mayor of Murrysville, Pennsylvania, since January 2010; NASDAQ Nominating Committee since 2009; Southwestern Pennsylvania Planning Commission, since 2012.

Mr. Brooks had an extensive career as an executive at Wabtec, including serving as its Chief Financial Officer for many years. His thorough knowledge of Wabtec and the rail industry, and his financial background and experience have enabled him to provide an important executive and leadership perspective to the Board and to the company.

William E. Kassling Age 68 Director since 1990

Chairman of Wabtec since prior to 1997; Chief Executive Officer of Wabtec from May 2004 to January 2006 and from prior to 1997 to February 2001; President of Wabtec from May 2004 to January 2006 and from prior to 1997 to February 1998.

Director of Pittsburgh Penguins Inc., Texas Rangers, Parker-Hannifin Corporation, SmartOps, Inc. and Wabtec Foundation.

Mr. Kassling has served as the Chairman of Wabtec since 1990 and has also served as its Chief Executive Officer. He has extensive knowledge of the company and the industry, and has also served as a board member for other publicly traded companies, through which he has gained additional experience in corporate governance. With his vast experience, he provides the Board with broad leadership insight on the management and operations of a public company.

Albert J. Neupaver Age 61 Director since 2006

President and Chief Executive Officer of Wabtec since February 2006; President of the Electromechanical Group of AMETEK, Inc. from 1998 to February 2006.

Director of Robbins & Myers, Inc., Wabtec Foundation, Carnegie Science Center and Koppers Inc.; Member of Board of Trustees of the Carnegie Museums.

Mr. Neupaver currently is the President and Chief Executive Officer of Wabtec, a position he has held since February 2006. Mr. Neupaver has led the company on an unprecedented growth initiative even during a downturn in the economy and the rail industry. His leadership and business acumen have been critical elements in Wabtec’s recent success. He also serves on the boards of other public companies and non-profit organizations, through which he has gained further insight into corporate governance issues.

Corporate Governance Matters

The Board and Committees

The Board met eight times during 2011. All directors attended all regularly scheduled meetings of the Board and the committees on which they served in 2011. One director was unable to attend the telephonic Board meetings held on October 7, 2011 and November 18, 2011 and another director was unable to attend the telephonic Board meeting held on June 10, 2011. The standing Board committees that help the Board fulfill its duties include the Nominating and Corporate Governance Committee, the Audit Committee and the Compensation Committee. The Board also holds regularly scheduled meetings of non-employee directors. Mr. Kassling presided at these meetings in 2011 and currently presides at these meetings.

In addition to the independence requirements set forth in the listing standards of the New York Stock Exchange (the “NYSE”), the Board has adopted categorical standards to assist it in determining whether its members meet the independence requirements of the NYSE. These standards provide that the following relationships are deemed to be immaterial and would not in and of themselves impair a director’s independence:

•

a director or an immediate family member is an executive officer or employee of a company that makes payments to, or receives payments from, Wabtec or any of its subsidiaries for property or services in an amount which, in any single fiscal year, does not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenue;

•

a director serves as an executive officer of a charitable organization and Wabtec’s charitable contributions to such charitable organization in any fiscal year do not exceed the greater of $1 million or 2% of the charitable organization’s consolidated gross revenues; and

•	a director beneficially owns less than 10% of Wabtec’s issued and outstanding common stock.

The Board has reviewed the independence of its members considering these standards and any other commercial, legal, accounting and familial relationships between the directors and Wabtec and has determined that all of its members are independent, with the exception of Mr. Neupaver. Specifically, none of such independent directors has a material relationship with Wabtec, and each such director meets the Board’s categorical independence standards and the independence requirements of the NYSE listing standards.

It is the company’s policy that all directors attend the annual meeting of stockholders if reasonably possible. All directors then serving attended the 2011 annual meeting of stockholders.

Board Leadership Structure

We separate the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting the strategic direction for Wabtec and the day to day leadership and performance of the company, while the Chairman of the Board provides guidance to the Chief Executive Officer, sets the agenda for Board meetings and presides over meetings of the full Board. Our Board of Directors appointed Mr. Kassling as “lead director” to preside at all 2011 executive sessions of “non-management” directors, as defined under the rules of the NYSE. Our Board also appointed him as “lead director” to preside at all such 2012 executive sessions. The Board generally holds executive sessions five times a year. At least one executive session each year is required to be attended only by independent directors.

The Board’s Role in Risk Oversight

The Board of Directors is responsible for overseeing and monitoring the material risks facing the company.

In its oversight role, the Board of Directors annually reviews Wabtec’s strategic plan, which addresses, among other things, the risks and opportunities facing the company. The Board also has overall responsibility for executive officer succession planning and reviews succession plans each year. The Board has delegated certain risk management oversight responsibility to the Board committees. As part of its responsibilities set forth in its charter, the Audit Committee is responsible for discussing with management Wabtec’s major financial risk exposures and the steps management has taken to monitor and control those exposures, including the company’s risk assessment and risk management policies. In this regard, Wabtec’s management prepares a comprehensive risk assessment report and reviews that report with the Audit Committee each Board meeting. This report identifies the material business risks (including strategic, operational, financial reporting and compliance risks) for the company as a whole, as well as for each business unit and for corporate common services, and identifies the controls that respond to and mitigate those risks. Wabtec’s management regularly evaluates these controls, and periodically reports to the Audit Committee regarding the controls design and effectiveness. The Audit Committee also receives annual reports from management on Wabtec’s ethics program and on environmental compliance. The Compensation Committee extensively reviewed the elements of compensation to determine whether any portion of compensation encouraged excessive risk taking and concluded:

•	significant weighting towards long-term incentive compensation discourages short-term risk taking;

•	rolling three-year performance targets discourage short-term risk taking;

•	incentive awards are capped by the Compensation Committee which discourages excessive risk taking;

•	equity ownership guidelines discourage excessive risk taking; and

•

Wabtec does not face the same level of risks associated with compensation for employees at financial services (traders and instruments with a high degree of risk) or technology companies (rapidly changing markets).

Furthermore, as described in our Compensation Discussion and Analysis, compensation decisions include subjective considerations, which restrain the influence of objective factors on excessive risk taking.

The Nominating and Corporate Governance Committee annually reviews Wabtec’s Corporate Governance Guidelines and their implementation. Each committee reports to the full Board.

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee approved continued use of its written charter at its February 14, 2012 meeting. A current copy of the charter is available on Wabtec’s website at http://www.wabtec.com.

The principal functions of the Nominating and Corporate Governance Committee are to:

•	identify the skills and characteristics to be found in candidates to be considered to serve on Wabtec’s Board of Directors and to use such to select nominees;

•	recommend nominees for each Board committee;

•	oversee the corporate governance of Wabtec; and

•	recommend changes to Wabtec’s corporate governance guidelines.

The Committee met twice during 2011. The members of the Nominating and Corporate Governance Committee in 2011 were Mr. Brooks, Mr. Fernandez, Mr. Howell and Mr. Vande Steeg, who were each independent, as independence for such members is defined in the listing standards of the NYSE and the rules of the SEC. Mr. Fernandez is the Chairman of the Nominating and Corporate Governance Committee. The composition of the current Nominating and Corporate Governance Committee remains the same.

The Committee will consider director nominees recommended by stockholders. Stockholders wishing to recommend a director candidate for consideration by the Committee can do so by writing the Secretary of Wabtec at 1001 Air Brake Avenue, Wilmerding, PA 15148 and giving the candidate’s name, biographical data and qualifications. Any such recommendation should be accompanied by a written statement from the individual of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director. No candidates for Board membership have been put forward by stockholders for election at the 2012 annual meeting of stockholders. Our amended and restated by-laws require that for a stockholder to recommend a director nominee, notice in writing must be given to the Secretary of Wabtec no later than the 60th day and no earlier than the 120th day prior to the first anniversary of the previous year’s annual meeting proxy statement.

In evaluating candidates for the Board, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials. The Committee is guided by the objective set forth in its charter of ensuring that the Board consists of individuals from diverse educational and professional experiences and backgrounds who collectively provide meaningful counsel to management. The Committee considers the candidate’s character, integrity, experience, understanding of strategy and policy-setting and reputation for working well with others. In connection with this evaluation, the Nominating and Corporate Governance Committee determines whether to interview the prospective nominee and, if warranted, one or more members of the committee, and others as appropriate, interview prospective nominees. After completing this evaluation and interview, the Nominating and Corporate Governance Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Nominating and Corporate Governance Committee. If candidates are recommended by the company’s stockholders, such candidates will be evaluated using the same criteria. With respect to nomination of continuing directors for re-election, the individual’s contributions to the Board are also considered.

The Audit Committee

The Audit Committee acts under a written charter. The Audit Committee reviewed and approved the continued use of its written charter at its February 14, 2012 meeting. A current copy of the charter is available on Wabtec’s website at http://www.wabtec.com.

The Audit Committee provides assistance to the Board in fulfilling its oversight responsibility to stockholders, the investment community and others relating to the integrity of Wabtec’s financial statements, its financial reporting process, its systems of internal accounting and financial controls, the performance of Wabtec’s internal audit function and independent registered public accountants, the independent registered public accountant’s qualifications and independence, and Wabtec’s compliance with ethics policies and legal and regulatory requirements. The Committee is directly responsible for appointing, compensating, retaining and overseeing the work of the independent registered public accounting firm engaged by Wabtec. The Audit Committee has established procedures for the receipt, retention and treatment of complaints received by Wabtec regarding accounting, internal controls or auditing matters and the confidential anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

The Audit Committee met eight times in 2011. The members of the Audit Committee in 2011 were Mr. Brooks, Mr. Foster, Mr. Hehir, Mr. Howell and Mr. Valade, who are each independent, as independence is defined in the rules of the SEC and in the listing standards of the NYSE. The Board has determined that Mr. Valade, the Audit Committee’s Chairman, qualifies as an “audit committee financial expert” as defined in the regulations of the SEC. The Board has determined that Mr. Fernandez, who is an independent director as defined in the rules of the SEC and in the listing standards of the NYSE, serve on the Audit Committee for 2012 and that Mr. Howell no longer continue on the Audit Committee and instead will serve on the Compensation Committee for 2012. The other members of the current Audit Committee remain the same.

Audit Committee Report

The Audit Committee is responsible for reviewing Wabtec’s financial reporting process on behalf of the Board of Directors. Management of the company has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In the performance of our oversight function, we meet with management periodically to consider the adequacy of the company’s internal controls and the objectivity of its financial reporting. We meet privately with the independent registered public accountants, who have unrestricted access to the audit committee. Specifically, we have reviewed and discussed with management and the independent registered public accountants the company’s consolidated financial statements as of and for the fiscal year ended December 31, 2011.

We have also discussed with the independent registered public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional

Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

Furthermore, we have received and reviewed the written disclosures and the letter from the independent registered public accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and have discussed with the independent registered public accountants their independence.

Based on the review and discussions referred to above, we recommended to the Board of Directors that Wabtec’s audited financial statements, as of and for the fiscal year ended December 31, 2011, be included in the company’s Annual Report on Form 10-K, for the year ended December 31, 2011, to be filed with the SEC.

Respectfully submitted,

Gary C. Valade, Chairman

Robert J. Brooks

Lee B. Foster, II

Brian P. Hehir

Michael W. D. Howell

The Compensation Committee

The Compensation Committee provides assistance to the Board relating to the compensation of Wabtec’s officers and directors. The Compensation Committee has authority, pursuant to its charter, to make recommendations to the Board, which then establishes compensation. The Compensation Committee’s principal responsibilities include:

•	reviewing and approving goals and objectives for the Chief Executive Officer and determining the Chief Executive Officer’s compensation;

•	reviewing and recommending compensation of all directors and officers; and

•	recommending incentive compensation plans and equity-based plans.

The Compensation Committee members in 2011 were Mr. Foster, Mr. Hehir and Mr. Vande Steeg, who were each independent, as independence for such members is defined in the rules of the SEC and the listing standards of the NYSE. Mr. Foster served as the Compensation Committee’s Chairman. The Board has determined that Mr. Howell, who is an independent director as defined in the rules of the SEC and the listing standards of NYSE, will serve on the Compensation Committee for 2012. The other members of the current Compensation Committee remain the same. The Nominating and Governance Committee recommends the Compensation Committee members who are approved by the full Board of Directors. The Compensation Committee met five times in 2011. The Compensation Committee approved continued use of its written charter at its February 14, 2012 meeting. A copy of the written charter is available on Wabtec’s website at http://www.wabtec.com.

The Compensation Committee reviews our executive compensation arrangements and recommends changes or adjustments to the Board, which then establishes these items. Base salaries are established at the beginning of the fiscal year and bonuses are awarded after fiscal year results are available. Base salaries depend mainly on the executive officer’s position and responsibility, while bonuses are based on pre-established performance factors. These factors are established at the beginning of the year and include (i) a financial performance factor measuring either earnings per share or earnings before interest and taxes and working capital management and (ii) a personal performance factor which measures whether the individual executive attained certain quantitative and measureable goals established for that executive.

Executive officers also receive long-term incentive compensation. With respect to the long-term incentive portion of executive compensation, the Compensation Committee has discretion to grant long-term incentive awards under the 2011 Stock Incentive Plan. Such awards take the form of stock options, performance units and restricted share awards. The Compensation Committee bases the amount of the award upon the executive’s job level, as well as other factors. These factors include benchmarking the total compensation an executive may earn to ensure it is competitive, compensating executives in a “pay for performance” manner and aligning the interests of the executives with the interests of the shareholders. The Committee also reviews the ratio of total compensation to total target cash compensation to ensure that the mix of long term compensation is appropriate for each executive.

The Chief Executive Officer and the Senior Vice President of Human Resources suggest guidelines in discussions with the Compensation Committee regarding executive compensation. They provide recommendations and information regarding the competitiveness of the industry, key employees, performance of individuals, succession planning and other relevant data to the committee. The Chief Executive Officer is not present during any discussions concerning his compensation. The Compensation Committee also has the authority to retain compensation consultants as it deems necessary and has the sole authority to approve such consultants’ fees.

Compensation Committee Interlocks and Insider Participation

During 2011, Wabtec had no interlocking relationships in which (i) an executive officer of Wabtec served as a member of the compensation committee of another entity, one of whose executive officers served on the Compensation Committee of Wabtec; (ii) an executive officer of Wabtec served as a director of another entity, one of whose executive officers served on the Compensation Committee of Wabtec; or (iii) an executive officer of Wabtec served as a member of the compensation committee of another entity, one of whose executive officers served as a director of Wabtec. No member of the Compensation Committee was at any time during the 2011 fiscal year or at any other time an officer or employee of the company, and no member had any relationship with us requiring disclosure under Item 404 of SEC Regulation S-K.

Compensation Committee Report

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis included on pages 14 through 19 of this proxy statement with management.

Based on this review and discussion, the Compensation Committee recommends to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement, and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2011.

Respectfully submitted,

Lee B. Foster, II, Chairman

Brian P. Hehir

Nickolas W. Vande Steeg

Executive and Director Compensation

Compensation Discussion and Analysis

Overview. This compensation discussion describes the material elements of compensation awarded to, earned by, or paid to each of our executive officers who served as named executive officers during 2011. This discussion focuses primarily on the fiscal year 2011 information contained in the following tables and related footnotes and narrative. We discuss compensation actions taken prior to 2011 or in 2012 if we believe it provides relevant information.

The principal elements of our executive compensation program are base salary, annual cash incentives, and long-term equity incentives in the form of restricted stock, stock options and performance units. Our other benefits and perquisites consist of life and health insurance benefits, social and health club dues, automobile allowances for certain executive officers, tax gross-up payments and a qualified 401(k) savings plan (including company matching contributions). Our philosophy is to position the aggregate of these elements at the average of that paid to executives with similar responsibilities. To ensure that the company is able to attract and retain high potential executives, the company benchmarks executive compensation using compensation surveys of similar sized companies and also uses an index average of similar sized manufacturing companies. This index includes:

Briggs and Stratton, Thomas and Betts, Regal Beloit, Woodward Governor, IDEX Corp., Sauer-Danfoss, Kennametal, Trinity Industries, Greenbrier Companies, Actuant, Ametek, Astec Industries, Crane Co., Donaldson, EnPro Industries, Gardner Denver, Koppers Holdings, Titan International, and Wabco Holdings.

Objectives and Philosophy. The overall objectives of our executive compensation program are to (i) enable us to attract, motivate and retain key executive talent essential to the achievement of our short-term and long-term business objectives; (ii) provide compensation competitive with others in our industry; (iii) reward senior executive officers in a “pay for performance” manner for accomplishment of pre-defined business goals and objectives; and (iv) align the interests of our executives with our stockholders. A significant portion of total executive compensation is variable compensation linked to corporate, business unit and individual performance. Our objective is to provide a significant portion of an executive’s total compensation in a form that is contingent upon achieving established performance goals. In regard to compensation based on performance, our objective is to provide a significant portion of such compensation in the form of equity awards.

In 2011, our named executive officers compensation was allocated as follows:

Name	Salary	Annual Incentive Award	Long- Term Incentive Award
Albert J. Neupaver	15.40%	31.61%	52.99%
Alvaro Garcia-Tunon	20.86%	31.46%	47.68%
Raymond T. Betler	19.54%	30.23%	50.23%
Charles F. Kovac	23.75%	29.41%	46.84%
Scott E. Wahlstrom	25.41%	28.61%	45.98%

In setting base salaries at the beginning of the year, the Compensation Committee generally reviews information about compensation practices and levels in Wabtec’s industry and the position and responsibility of the particular executive which is publicly available or provided by the Chief Executive Officer and the Senior Vice President of Human Resources. The company uses benchmarking to establish base salaries as discussed below. The annual incentive award for 2011 is a cash award determined by the Compensation Committee based on pre-established performance factors. These factors are established at the beginning of the year and include (i) a financial performance factor measuring earnings before interest and taxes and working capital management and (ii) a personal performance factor which measures whether the individual executive attained pre-determined goals and objectives established for that executive which are tied to the overall company strategic objectives for that year. Long-term incentives in the form of stock options, restricted stock and performance units are granted to provide the opportunity for long-term compensation based upon the performance of Wabtec and its ability to meet its long term goals and objectives.

Compensation Process.

Compensation Committee. Executive officer compensation is administered by the Compensation Committee. The Compensation Committee recommends base salaries and bonuses of executive officers to the Board, which then approves these items. The Committee approved the 2011 compensation arrangements described in this compensation discussion and analysis and recommended them to the full Board, which then approved them. Our Board of Directors delegates to the Compensation Committee the direct responsibility for, among other matters:

•	reviewing and approving goals and objectives for the Chief Executive Officer and determining the Chief Executive Officer’s compensation;

•	reviewing and recommending compensation of all directors and executive officers; and

•	recommending incentive compensation plans and equity-based plans.

Role of Compensation Experts. Pursuant to its charter, the Compensation Committee is authorized to engage compensation consultants to assist it with its duties. The Compensation Committee has the sole authority to retain and terminate any outside counsel or other experts or consultants to assist it in the evaluation of compensation of our directors and executive officers, including the sole authority to approve such consultants’ fees and other retention terms. In 2011, the Committee engaged Pay Governance LLC, an independent consulting firm specializing in executive compensation, to conduct a comprehensive review of Wabtec’s current peer group used for executive compensation and performance benchmarking purposes, and conduct an executive compensation study to ensure that Wabtec’s total executive compensation program is competitive. The Compensation Committee may also obtain advice from legal, accounting, human resources and other advisors as it deems necessary.

Role of Our Executive Officers in the Compensation Process. The Chief Executive Officer and the Senior Vice President of Human Resources suggest guidelines in discussions with the Compensation Committee regarding executive compensation. They provide recommendations and information regarding the competitiveness of the industry, key employees, performance of individuals, succession and other relevant data to the committee. The Chief Executive Officer is not present during any discussions concerning his compensation.

Components of Compensation.

Our 2011 compensation program elements were primarily structured to reward our executive officers for achieving certain financial and business objectives.

Base Salaries. Base salaries for our executive officers are reviewed annually and depend mainly on the executive’s office and responsibility and are based on the competitive average for executives with similar responsibilities in peer group companies. In this regard, the company uses two different benchmarks, one a broader benchmark study based on manufacturing companies that are between $1.0 billion and $3.0 billion in revenue and a second study that is an index average of specific manufacturing companies that are similar to the company in size, geography, and industry. In this context, similar companies are defined as those that are comparable to us in size and scope, and in the nature of their businesses. In 2011, the Committee, after receiving recommendations from Pay Governance LLC, decided to modify the peer group used for executive compensation and benchmarking purposes. This specific index is composed of the following companies: Briggs and Stratton, Thomas and Betts, Regal Beloit, Woodward Governor, IDEX Corp., Sauer-Danfoss, Kennametal, Trinity Industries, Greenbrier Companies, Actuant, Ametek, Astec Industries, Crane Co., Donaldson, EnPro Industries, Gardner Denver, Koppers Holdings, Titan International and Wabco Holdings. Individual salaries may be above or below the competitive average based on the individual’s contribution to business results, capabilities and qualifications, potential and the importance of the individual’s position to our success.

For fiscal year 2011, the base salary increases of our named executive officers ranged from 1.95% to

21.55% as a result of this process. These increases are discussed further in connection with the “Summary Compensation Table” which follows.

Annual Cash Incentive Awards. Our annual incentive award plan is intended to: (i) compensate participants directly if strategic and financial performance targets are achieved and (ii) reward participants for performance on those activities that are most directly under their control and for which they are held accountable. Corporate, business unit and individual performance goals under the annual incentive plan are linked to the annual business plan and budget. Bonuses are a function of the company’s overall financial performance, the participant’s individual performance and Board approval. Bonuses are based upon the success of two factors: a financial performance factor or “FPF” (ranging from 0 to 1.5 maximum), that measures either earnings per share or earnings before interest and taxes (“EBIT”) or earnings per share and working capital management; and a personal performance factor or “PPF” (ranging from 0 to 1.5 maximum) that measures whether the executive has attained certain goals agreed to by the executive, the executive’s supervisor, and the Board. The bonus formula is based on the product of the participant’s base salary, the participant’s target bonus percentage, the FPF and the PPF. If both the financial performance factor and the applicable personal performance factor were achieved, the named executive officers would earn 100% of their target bonus. To qualify for a minimum payout under the bonus plan, the business unit or company, as applicable to the particular participant, must achieve at least 80% of its plan’s EBIT and 80% of its working capital plan target for the year. We believe that this philosophy encourages Wabtec and our executives to establish ambitious goals and that it promotes teamwork, productivity and profitability. Overall, total cash compensation (the sum of salary and bonus) for our executive officers is competitive with market practice for similar executive positions in similar companies when performance goals under the annual bonus plan are achieved. Target bonuses and performance factors were approved by the Compensation Committee at its meeting in February 2011. For 2011, the Company’s actual EBIT, EPS and working capital results far exceeded their respective targets resulting in a financial performance factor of 1.50 which is the maximum factor possible under the Annual Incentive Plan.

The bonus targets for 2011 for each of the named executive officers as a percentage of base salary were:

Name	Target
Albert J. Neupaver	100%
Alvaro Garcia-Tunon	80%
Raymond T. Betler	80%
Charles F. Kovac	70%
Scott E. Wahlstrom	55%

Mr. Neupaver, Mr. Garcia-Tunon, Mr. Betler, Mr. Kovac and Mr. Wahlstrom participated in the annual incentive plan and each of them, due to the company’s performance and their individual performance achieved greater than their target bonus. The bonuses received as a result are reflected in the non-equity incentive plan compensation column of the “Summary Compensation Table” below.

Long-Term Incentive Compensation. We currently administer our long-term incentive compensation through the 2011 Stock Incentive Plan, under which we grant stock options, restricted stock and performance units. As of December 31, 2011, a total of 2,461,384 shares of common stock are available for issuance under the plan. The plan is administered by the Compensation Committee. During 2011, 101,946 shares of restricted stock, 126,446 stock options and 116,950 performance units were granted under the plan of which 41,250, 41,250, and 55,000, respectively, were granted to our named executive officers. Options and restricted stock are generally granted to employees, including our executive officers, each February as part of their long term compensation and were also granted in March and July of 2011. We vary the relative amounts of options and restricted stock granted in a given year based on a number of factors including the overall performance of the company, the stock price and retention of key management. Performance units are generally awarded each year for a three-year performance period and were granted in February of 2011. The primary purposes of the long-term incentive program are to align the interests of executive officers and other key employees with those of our stockholders, to attract and retain key executive talent and to provide an incentive to meet and exceed long-term financial goals. Employees eligible for the long-term incentive program include those who are determined by the Compensation Committee to be in key policy-setting and decision-making roles, and to have responsibilities that contribute significantly to achieving our earnings goals. The size of an individual’s long-term incentive award is based primarily on individual performance, the individual’s responsibilities and position with our company. Long-term incentive award values are competitive with market practice for comparable executive positions in similar companies.

Any awards made under the 2011 Stock Incentive Plan will be recovered (a “clawback”) by the company if between the date of grant and the third anniversary of any exercise, payment or vesting of the award, the participant:

(i)	engages in the operation or management of a business (whether as owner, partner, officer, director, employee or otherwise) which is in competition with the company or any of its subsidiaries;

(ii)	induces or attempts to induce any customer, supplier, licensee or other individual, corporation or other business organization having a business relationship with the company or any of its subsidiaries to cease doing business with the company or any of its subsidiaries or in any way interferes with the relationship between any such customer, supplier, licensee or other person and the company or any of its subsidiaries;

(iii)	solicits any employee of the company or any of its subsidiaries to leave the employment thereof or in any way interferes with the relationship of such employee with the company or any of its subsidiaries; or

(iv)	makes any statements or comments, orally or in writing, of a defamatory or disparaging nature regarding the company or any of its subsidiaries (including but not limited to regarding any of their respective businesses, officers, directors, personnel, products or policies).

The clawback does not apply following the occurrence of a change of control event unless the award agreement specifically so provides.

Stock options and restricted stock are a part of our long-term incentive compensation program that seeks to align the interests of our executives with our stockholders. We have typically granted stock options and restricted stock in February of the applicable year. We have historically awarded options to purchase our common stock to executive officers at the fair market value (average of the high and low price) of our common stock at the grant date. We have not back-dated any option awards. The vesting schedule for each grant of options and restricted stock is determined by the Compensation Committee and has typically been in 25% increments over a four-year period. In February of 2011, we granted both restricted stock and stock options to all named executive officers as part of their long term compensation with the company. The value of those awards is reflected in the Summary Compensation Table on page 20.

On February 15, 2011, the Compensation Committee adopted a resolution that provided guidelines as to the acceleration of the vesting of stock options and restricted stock upon the normal retirement or early retirement of an employee to whom such options or restricted stock were granted under the 2000 Stock Incentive Plan. The general policy of the Compensation Committee is to consent to the acceleration of vesting upon normal retirement or early retirement of an employee in circumstances where the employee is in good standing with the company and the employee’s retirement is not inconsistent with the desires of the company. Acceleration of vesting shall be in the sole discretion of the Compensation Committee.

In addition, in 2004, the company implemented a three-year long-term incentive program. This program is designed to reward executives on meeting or exceeding economic profit growth goals. Economic profit is a measure of the extent to which the company produces financial results in excess of its cost of capital. The program is structured as a rolling three-year plan; each year starts a new three-year performance cycle with the most recently commenced cycle being 2012-2014. For each executive selected to participate in this program, we establish a target grant of performance units at the beginning of each three-year performance cycle. A performance unit is equal to a share of Wabtec common stock. If Wabtec achieves its three-year cumulative economic profit goal, then participants will earn the target grant of performance units. In general, the goals increase each year taking into account expected market conditions, and are intended to reflect a superior performance by management. If Wabtec achieves the maximum three-year cumulative economic profit goal, a participant will earn a maximum number (equal to two times the target level) of performance units. If Wabtec achieves the threshold three-year cumulative economic profit goal, a participant will earn a threshold number (equal to one-quarter of the target level) of performance units. No performance units will be earned for performance below the three-year cumulative economic profit threshold and no additional performance units will be earned for performance exceeding the three-year cumulative economic profit maximum. This program is intended to encourage the long-term stability of Wabtec’s management by establishing ambitious goals designed to promote the long-term productivity and profitability of the company. If a program participant leaves the company voluntarily, or is terminated for cause, he or she is not eligible to receive any performance units he or she may have earned under the program. If a program participant otherwise leaves the company, his or her payout may be pro-rated in accordance with the amount of time he or she participated in the program relative to the performance period. For the 2011–2013 performance cycle, the Compensation Committee approved target goals based on cumulative economic profit for the performance period. These goals were based on a range of considerations including expected demand in Wabtec’s key end user markets, investor expectations and management’s business plan which includes year over year growth.

During 2011, Wabtec achieved 75.96% of its target three-year cumulative economic profit goal of $261,785,000 for the 2009–2011 performance cycle, which resulted in the following payouts in March 2012 to the named executive officers:

Mr. Neupaver	27,346 shares of Wabtec common stock with a value at payout of $2,048,202
Mr. Garcia-Tunon	9,115 shares of Wabtec common stock with a value at payout of $682,709(1)

Mr. Betler	6,077 shares of Wabtec common stock with a value at payout of $455,164
Mr. Kovac	6,077 shares of Wabtec common stock with a value at payout of $455,164(1)
Mr. Wahlstrom	4,558 shares of Wabtec common stock with a value at payout of $341,392

(1)	Under the terms of the Company’s Deferred Compensation Plan, Mr. Kovac and Mr. Garcia-Tunon elected to defer 100% and 10% of the payout, respectively. Such deferral will be placed in their individual deferral accounts.

Executive Officers as a group received 66,845 shares of Wabtec common stock with a value at payout of $5,006,657.

Stock Ownership Requirements. In February 2007, Wabtec approved stock ownership guidelines for executive management and for non-employee board members. These guidelines were established to encourage our key employees and Board members to own and retain shares of stock. The guidelines are as follows: President and CEO to accumulate shares equal to seven times base salary; executive officers to accumulate shares equal to three times base salary; general managers and equivalent to accumulate shares equal to two times base salary; and non-employee Board members to accumulate shares equal to four times their retainer and board fees. These ownership guidelines are to be achieved within three to five years and are defined as a multiple of base salary for executives and a multiple of cash compensation for the non-employee board members. Each of the executive officers and non-employee board members have met their required stock ownership described above. As of March 20, 2012, our directors and executive officers as a group owned approximately 5.69% of our common stock.

Perquisites and Other Personal Benefits. Supplemental benefits are offered to selected executive officers with the goal of attracting and retaining key executive talent. Those perquisites may include: life and health insurance benefits, social and health club dues, automobile allowances for certain executive officers, and tax gross-up payments.

Deferred Compensation Plan. In December 2009, the Board approved and adopted a Deferred Compensation Plan for executive officers and non-employee directors. Under the terms of the plan, eligible participants may defer the annual stock and/or cash retainer, provided that any deferral of the stock retainer will be subject to the same vesting and forfeiture conditions as if the stock retainer had not been deferred. During 2011, Mr. Kassling elected to defer the cash retainer of $100,000. In addition, Mr. Howell and Mr. Foster each elected to defer 100% of the stock retainer.

Post-Termination Compensation.

The company does not generally provide employment agreements to its executive officers. The Board of Directors has entered into employment continuation agreements with nine senior executive officers, including the following named executive officers: Albert J. Neupaver, Alvaro Garcia-Tunon, Raymond T. Betler, Charles F. Kovac and Scott E. Wahlstrom. These agreements are discussed below generally, and as applicable in the event of a change of control of Wabtec. Also discussed below, certain of our benefit plans contain provisions that address termination of an individual or a change in control of the company.

Tax Implications of Executive Compensation. Our deductions for compensation payable to the named executive officers (other than the Chief Financial Officer) are potentially limited by Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent the aggregate amount paid to an executive officer exceeds $1 million, unless it is paid under a predetermined objective performance plan meeting certain requirements, or satisfies one of various other exceptions specified in the Code. We generally seek to preserve the income tax-deductibility of compensation paid to our executive officers. Notwithstanding this general policy, the Compensation Committee retains the authority to approve compensation arrangements under which not all compensation paid to covered individuals would be tax-deductible, if such payments are deemed to be in the best interests of both Wabtec and its stockholders.

Accounting Considerations with Regard to Compensation Practices. The Compensation Committee reviews on an on-going basis the impact of our compensation programs on Wabtec’s financial statements, including the accounting treatment of equity-based compensation, and the Compensation Committee’s decisions may be influenced by such factors.

Role of 2011 Advisory Vote on Executive Compensation in the Compensation Setting Process.

The Compensation Committee reviewed the results of the 2011 stockholder advisory vote on executive officer compensation and incorporated the results as one of the many factors considered in connection with the discharge of its responsibilities. Because a substantial majority (approximately 94.99%) of our stockholders approved the compensation program described in our 2011 proxy statement, the Compensation Committee did not implement changes to our executive compensation program as a direct result of the stockholders’ advisory vote.

Summary Compensation Table

This table shows the compensation for Wabtec’s Chief Executive Officer, Wabtec’s Chief Financial Officer and the three other most highly paid executive officers, other than the Chief Executive Officer and Chief Financial Officer, at December 31, 2011.

Name and Principal Position	Year	Salary	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
Albert J. Neupaver	2011	$860,400	$2,711,678	$502,807	$1,917,832	$73,941	$6,066,658
President and Chief Executive Officer	2010	$815,000	$2,406,915	$455,490	$1,270,795	$71,932	$5,020,132
	2009	$787,500	$1,566,000	$629,640	$462,641	$68,291	$3,514,072

Alvaro Garcia-Tunon	2011	$406,800	$903,893	$167,602	$707,100	$62,054	$2,247,449
Executive Vice President and Chief Financial Officer	2010	$370,000	$802,305	$151,830	$461,540	$65,656	$1,851,331
	2009	$355,000	$522,000	$209,880	$178,762	$61,060	$1,326,702

Raymond T. Betler	2011	$376,800	$903,893	$167,602	$644,780	$40,119	$2,133,194
Chief Operating Officer	2010	$310,000	$687,690	$101,220	$243,816	$43,920	$1,386,646
	2009	$300,000	$348,000	$139,920	$113,428	$43,287	$944,635

Charles F. Kovac	2011	$338,200	$602,595	$111,735	$448,584	$23,928	$1,525,042
Senior Vice President-Freight Products Group	2010	$323,200	$687,690	$101,220	$413,226	$40,889	$1,566,225
	2009	$300,000	$348,000	$139,920	$103,636	$196,313	$1,087,869

Scott E. Wahlstrom	2011	$248,000	$401,730	$74,490	$296,363	$15,127	$1,035,710
Senior Vice President Human Resources
(1)	Reflects the aggregate grant date fair value dollar amount computed in accordance with FASB ASC Topic 718, which we refer to as “ASC 718”, related to the awards of a) restricted stock made to the named executive officers in February 2009 and 2010 under the 2000 Stock Incentive Plan, as amended, and in February 2011 under the 2011 Stock Incentive Plan; and b) long-term incentive awards granted to the named executive officers in fiscal years 2009, 2010 and 2011 for the 2009-2011, 2010-2012 and 2011-2013 performance periods respectively. For the assumptions used in the calculation of this amount under ASC 718, see Note 12 of the Notes to the Consolidated Financial Statements in Wabtec’s Annual Report on Form 10-K for the year ended December 31, 2011.

(2)	Reflects the aggregate grant date fair value dollar amount computed in accordance with ASC 718 related to the named executive officers that had stock options granted during the year. For the assumptions used in the calculation of this amount under ASC 718, see Note 12 of the Notes to the Consolidated Financial Statements in Wabtec’s Annual Report of Form 10-K for the year ended December 31, 2011.

(3)	Reflects amounts earned by the named executive officers for fiscal years 2011, 2010 and 2009 under Wabtec’s annual incentive award plan. Payment for 2011 performance was made in February 2012. Under the terms of the Company’s Deferred Compensation Plan, Mr. Garcia-Tunon and Mr. Kovac elected to defer 10% and 25%, respectively, of the 2011 award, and Mr. Garcia-Tunon elected to defer 20% of the 2010 award.

(4)	The following table sets forth a detailed breakdown of the items which compose “All Other Compensation”:

Name	Year	Financial and Estate Planning, Tax Preparation Services and Miscellaneous			Tax Gross Up Payments	Car Allowances	Social and Health Club Dues	Company Matching Contribution to 401(k) Plan	Imputed Group Term Life Insurance Premium Payments	Total
Albert J. Neupaver	2011	$			$21,806	$26,150	$5,741	$14,700	$5,544	$73,941
	2010	$			$21,077	$26,150	$4,674	$14,700	$5,331	$71,932
	2009		$—		$20,240	$26,216	$3,384	$14,700	$3,751	$68,291

Alvaro Garcia-Tunon	2011	$			$18,172	$13,800	$12,776	$14,700	$2,606	$62,054
	2010	$			$19,681	$16,561	$12,222	$14,700	$2,492	$65,656
	2009		$—		$17,787	$16,597	$9,415	$14,700	$2,561	$61,060

Raymond T. Betler	2011	$			$9,453	$11,639	$2,186	$14,700	$2,141	$40,119
	2010	$			$11,060	$13,861	$2,314	$14,700	$1,985	$43,920
	2009		$—		$11,144	$14,033	$2,264	$14,700	$1,146	$43,287

Charles F. Kovac	2011	$			$2,878	$0	$4,209	$14,700	$2,141	$23,928
	2010	$			$10,204	$10,666	$4,257	$14,700	$1,062	$40,889
	2009		$150,223	(1)	$12,330	$14,288	$3,745	$14,700	$1,027	$196,313

Scott E. Wahlstrom	2011	$			$—	$—	$—	$14,565	$562	$15,127
(1)	Represents reimbursements made to Mr. Kovac with respect to his relocation in 2008.

For 2011, the base salary increases of our named executive officers resulting from the process described in the Compensation Discussion and Analysis follows:

Mr. Neupaver(1)	5.57%
Mr. Garcia-Tunon(1)	9.95%
Mr. Betler(1)	21.55%
Mr. Kovac	4.64%
Mr. Wahlstrom	2.90%

The average increase for named executive officers in 2011 was 8.92% and the range for the executive officers as a group was 1.95% – 21.55%. The Compensation Committee is dedicated to ensuring competitive compensation for each of Wabtec’s key employees and believes that these increases are in line with comparable industry practices and are merited based upon personal performance, company performance and return to our stockholders.

(1)	The increase for these individuals was due, in part, to an agreement to not receive future perquisites. The actual increases in base salary as a result of the process described in the Compensation Discussion and Analysis would have been 3.07% for Mr. Neupaver, 5.41% for Mr. Garcia-Tunon and 16.13% for Mr. Betler.

2011 Grants of Plan Based Awards

This table shows the equity based awards granted in 2011 to Wabtec’s Chief Executive Officer, Wabtec’s Chief Financial Officer and the three most highly paid executive officers, other than the Chief Executive Officer and the Chief Financial Officer in 2011.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (3)	All Other Option Awards: Number of Securities Underlying Options (4)	Exercise Price of Option Awards	Grant Date Fair Value of Stock and Option Awards (5)
Name	Grant Date	Thresh- old	Target	Maxi- mum	Thresh- old	Target	Maxi- mum
Mr. Neupaver		$0	$860,400	$1,935,900
	2/15/11				6,750	27,000	54,000
	2/15/11							20,250				$1,162,148
	2/15/11								20,250	$57.39		$502,807
Mr. Garcia-Tunon		$0	$325,440	$732,240
	2/15/11				2,250	9,000	18,000
	2/15/11							6,750				$387,383
	2/15/11								6,750	$57.39		$167,602
Mr. Betler		$0	$301,440	$678,240
	2/15/11				2,250	9,000	18,000
	2/15/11							6,750				$387,383
	2/15/11								6,750	$57.39		$167,602
Mr. Kovac		$0	$236,740	$532,665
	2/15/11				1,500	6,000	12,000
	2/15/11							4,500				$258,255
	2/15/11								4,500	$57.39		$111,735
Mr. Wahlstrom		$0	$136,400	$306,900
	2/15/11				1,000	4,000	8,000
	2/15/11							3,000			$
	2/15/11								3,000	$57.39	$
(1)	Reflects the possible payments under Wabtec’s annual incentive award plan.

(2)	Reflects the grant of performance units for the three-year performance period of 2011-2013 under Wabtec’s 2011 Stock Incentive Plan approved by the Compensation Committee in February 2011. These columns reflect the range of payouts possible for this grant. A performance unit is equal to a share of Wabtec common stock. If Wabtec achieves its three-year cumulative economic profit goal, then participants will earn the target number of performance units. In general, the goals increase each year taking into account expected market conditions, and are intended to reflect a superior performance by management. If Wabtec achieves the maximum three-year cumulative economic profit goal, a participant will earn a maximum number (equal to two times the target level) of performance units. If Wabtec achieves the threshold three-year cumulative economic profit goal, a participant will earn a threshold number (equal to one-quarter of the target level) of performance units. No performance units will be earned for performance below the three-year cumulative economic profit threshold and no additional performance units will be earned for performance exceeding the three-year cumulative economic profit maximum. Payouts for these awards, if any, will be made by March 15, 2014.

(3)	Reflects the grant of restricted stock to the named executive officers on February 15, 2011 under Wabtec’s 2000 Stock Incentive Plan. One-fourth of the shares vested on March 1, 2011 and March 1, 2012 and the remaining shares will vest in one-fourth increments on March 1, 2013 and March 1, 2014.

(4)	Reflects the grant of options to the named executive officers on February 15, 2011 under Wabtec’s 2000 Stock Incentive Plan. One fourth of the options vested on March 1, 2011 and March 1, 2012 and the remaining options will vest in one-fourth increments on March 1, 2013 and March 1, 2014.

(5)	Reflects the grant date fair value computed in accordance with ASC 718.

2011 Outstanding Equity Awards at Fiscal Year-End

This table provides information concerning unexercised options, unvested stock and equity incentive plan awards outstanding as of December 31, 2011 for Wabtec’s Chief Executive Officer, Wabtec’s Chief Financial Officer and the three most highly paid executive officers, other than the Chief Executive Officer and the Chief Financial Officer.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Exercisable	Unexercisable
Albert J. Neupaver	37,500	12,500	34.85	2/20/18	—		$—	90,346	(1)	$6,298,020
	27,000	27,000	29.00	2/17/19	4,250	(2)	$296,268
	6,750	20,250	38.205	2/17/20	9,000	(3)	$627,390
	0	20,250	57.39	2/15/21	20,250	(4)	$1,411,628
					20,250	(6)	$1,411,628
Alvaro Garcia-Tunon	11,250	3,750	34.85	2/20/18	—		$—	30,115	(1)	$2,099,317
	9,000	9,000	29.00	2/17/19	1,250	(2)	$87,138
	2,250	6,750	38.205	2/17/20	3,000	(3)	$209,130
	0	6,750	57.39	2/15/21	6,750	(4)	$470,543
					6,750	(6)	$470,543
Raymond T. Betler	7,500	2,500	58.085	8/18/18	2,000	(3)	$139,420	23,077	(1)	$1,608,698
	6,000	6,000	29.00	2/17/19	7,500	(4)	$522,825
	1,500	4,500	38.205	2/17/20	1,000	(5)	$69,710
	0	6,750	57.39	2/15/21	6,750	(6)	$470,543
Charles F. Kovac	6,750	2,250	34.85	2/20/18	750	(2)	$52,283	20,077	(1)	$1,399,568
	6,000	6,000	29.00	2/17/19	2,000	(3)	$139,420
	1,500	4,500	38.205	2/17/20	7,500	(4)	$522,825
	0	4,500	57.39	2/15/21	4,500	(6)	$313,695
Scott E. Wahlstrom	17,500	0	17.07	2/24/15	750	(2)	$52,283	14,558	(1)	$1,014,838
	6,750	2,250	34.85	2/20/18	1,500	(3)	$104,565
	4,500	4,500	29.00	2/17/19	3,375	(4)	$235,271
	1,125	3,375	38.205	2/17/20	3,000	(6)	$209,130
	0	3,000	57.39	2/15/21
(1)	This represents the aggregate number of actual performance units granted relative to the 2009-2011 long-term incentive plan, the target performance units that would be paid out upon the company meeting financial goals relative to the 2010-2012 long-term incentive plan and the target performance units that would be paid out upon the company meeting financial goals relative to the 2011-2013 long-term incentive plan.

(2)	This represents the restricted shares of Wabtec stock that were granted in 2008 to the executive under the 2000 Stock Incentive Plan and that remain unvested as of December 31, 2011. One-fourth vested on February 20, 2009, February 21, 2010, February 20, 2011 and February 20, 2012.

(3)	This represents the number of restricted shares of Wabtec stock that were granted in 2009 to the executive under the 2000 Stock Incentive Plan and that remain unvested as of December 31, 2011.

One-fourth vested on February 17, 2010, February 17, 2011 and February 17, 2012 and the remaining shares will vest on February 17, 2013.

(4)	This represents the number of restricted shares of Wabtec stock that were granted in 2010 to the executive under the 2000 Stock Incentive Plan and that remain unvested as of December 31, 2011. One-fourth vested on March 1, 2011 and March 1, 2012 and the remaining will vest in one-fourth increments on March 1, 2013 and March 1, 2014.

(5)	This represents the number of restricted shares of Wabtec stock that were granted in 2008 to the executive under the 2000 Stock Incentive Plan and that remain unvested as of December 31, 2011. One-fourth vested on August 18, 2009, August 18, 2010 and August 18, 2011 and the remaining shares will vest on August 18, 2012.

(6)	This represents the number of restricted shares of Wabtec stock that were granted in 2011 to the executive under the 2000 Stock Incentive Plan and that remain unvested as of December 31, 2011. One-fourth vested as of March 1, 2012 and the remaining will vest in one-fourth increments on March 1, 2013, March 1, 2014 and March 1, 2015.

Option Exercises and Stock Vested

This table provides information concerning vesting of stock, including restricted stock, restricted stock units and similar instruments, during 2011 for Wabtec’s Chief Executive Officer, Wabtec’s Chief Financial Officer and the three most highly paid executive officers, other than the Chief Executive Officer and the Chief Financial Officer on an aggregate basis. No stock options were exercised by the named executive officers in 2011.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
Albert J. Neupaver	39,585	$2,228,658	(2)
Alvaro Garcia-Tunon	12,275	$691,310	(2)
Raymond T. Betler	4,500	$251,545
Charles F. Kovac	8,515	$482,251	(2)
Scott E. Wahlstrom	7,140	$401,943	(2)
(1)	Calculated by multiplying the number of shares of restricted stock that vested by the market price of Wabtec’s common stock on the vesting date.

(2)	This includes a payout under the 2008-2010 long-term incentive plan. Under this plan, Mr. Neupaver, Mr. Garcia-Tunon, Mr. Kovac and Mr. Wahlstrom earned and were paid on March 11, 2011 a payout of 17,085, 5,025, 3,015 and 3,015 shares of Wabtec common stock, respectively, with the respective value on that date of $956,013, $281,180, $168,708 and $168,708. Mr. Betler did not participate in this plan.

Potential Payments Upon Termination or Change in Control

Mr. Neupaver’s Employment Agreement

Under the terms of the employment agreement, if Mr. Neupaver voluntarily terminates his employment from Wabtec or if he is terminated for cause, he will receive only the portion of his restricted stock that has vested. If he is terminated for other than cause, he will receive the entire amount of the restricted stock granted, regardless of its vesting status. If Mr. Neupaver had been terminated for reasons other than cause at December 30, 2011, the value of the accelerated benefit to him would have been $3,759,812.50 based on Wabtec’s closing stock price of $69.95 on December 30, 2011, as if 53,750 shares had vested. If Mr. Neupaver is terminated due to a change of control, his severance would be equal to two times his base salary and target bonus and he would be eligible to participate in Wabtec’s medical benefit program for two years from his termination date which amounts and benefits are provided under his employment continuation agreement. If Mr. Neupaver had been terminated due to a change of control at December 31, 2011, the value of the benefit to him would have been $3,460,800.

Employment Continuation Agreements with Certain Executive Officers

Wabtec entered into employment continuation agreements with nine senior executive officers, including the following named executive officers: Albert J. Neupaver, Alvaro Garcia-Tunon, Raymond T. Betler, Charles F. Kovac and Scott E. Wahlstrom. The purpose of the agreements is to ensure that, in the event Wabtec is confronted with a situation that could result in a change in ownership or control of the company, the named executive officers are provided certain financial assurances to enable them to perform the responsibilities of the position without undue distraction and to exercise judgment without bias due to personal circumstances, since continuity of management will be essential to its ability to evaluate and respond to such situation in the best interests of stockholders. Under each Agreement, if the executive is employed on the date on which a change of control, as defined in the agreements, occurs then the executive will be entitled to remain employed by Wabtec until the 24-month anniversary of the change of control, subject to certain termination provisions. Each agreement contains standard confidentiality and other restrictive covenants, including restrictions for a period of one year following termination of the executive’s employment on soliciting business or employees away from us or providing any services that may compete with our business.

During the employment period, the executive will (a) receive a base salary at a monthly rate at least equal to the monthly salary paid to the executive immediately prior to the change of control, (b) be afforded the opportunity to receive a bonus (i) on terms and conditions no less favorable to the executive than the annual bonus opportunity made available to the executive for the fiscal year ended immediately prior to the change of control and (ii) in an amount not less than the target bonus amount for the executive in the fiscal year ending immediately prior to the change of control, (c) participate in all long-term incentive compensation programs for key executives and benefit plans at a level that is commensurate with the executive’s opportunity to participate in such plans immediately prior to the change of control, or if more favorable, at the level made available to the executive or other similarly situated officers at any time thereafter, (d) receive vacation and fringe benefits and office and support staff at a level that is commensurate with the executive’s benefits immediately prior to the change of control, or if more favorable, at the level made available to the executive or other similarly situated officers at any time thereafter, (e) receive expense reimbursement at a level that is commensurate with the executive’s benefits immediately prior to the change of control, or if more favorable, at the level made available to the executive thereafter and (f) be indemnified, during and after his employment period, for claims arising from or out of the executive’s performance as an officer, director or employee of Wabtec or any of its subsidiaries, or in any other capacity while serving at the request of the company, to the maximum extent permitted by applicable law and Wabtec’s governing documents. Wabtec is also required to maintain existing or comparable insurance policies covering such matters at a level of protection that is no less than that afforded under the company’s governing documents in effect immediately prior to the change of control.

Death or Disability. If an executive’s employment is terminated after a change of control due to death or disability, the executive will receive only the executive’s base salary through the date of termination, any vested amounts or benefits under

Wabtec’s benefit plans, including accrued but unpaid vacation and any benefits payable for death or disability under applicable plans or policies. If, after a change of control, any of the five named executive officers had been terminated due to death at December 31, 2011, the value of the life insurance benefits payable under Wabtec’s plan to such executive would have been: Mr. Neupaver $750,000, Mr. Garcia-Tunon $555,000, Mr. Betler $1,065,000, Mr. Kovac $775,000, Mr. Wahlstrom $1,208,000 or, in the case of termination for disability at December 31, 2011, the value of the disability benefits under Wabtec’s plan to such executive would have been: Mr. Neupaver $222,000, Mr. Garcia-Tunon $240,000, Mr. Betler $186,000, Mr. Kovac $124,000, Mr. Wahlstrom $144,600. In addition to the benefits paid pursuant to the employment continuation agreement, upon a change in control, stock options become exercisable, restrictions on restricted stock lapse and performance units are deemed to have been fully earned as described under “Outstanding Stock Awards” below.

For Cause/Voluntary Termination. If, after a change of control, an executive’s employment is terminated by Wabtec for cause (as defined in the agreements), or the executive voluntarily terminates his or her employment other than for good reason (as defined in the agreements), the executive will receive only the executive’s base salary through the date of termination and any vested amounts or benefits under Wabtec’s benefit plans, including accrued but unpaid vacation. If, after a change of control any of the five named executive officers had been terminated by the company for cause, or the executive voluntarily terminated his employment other than for good reason, at December 31, 2011, no benefits would have been payable to Messrs. Neupaver, Garcia-Tunon, Betler, Kovac and Wahlstrom. In addition to benefits paid pursuant to the employment continuation agreement, upon a change in control, stock options become exercisable, restrictions on restricted stock lapse and performance units are deemed to have been fully earned under the “Outstanding Stock Awards” below.

Other than for Cause/Good Reason. If, after a change of control, an executive’s employment is terminated by Wabtec other than for cause or the executive terminates his employment for good reason the executive will receive (a) the executive’s base salary through the date of termination, (b) a cash amount equal to two times the sum of the executive’s annual base salary and the target bonus amount for the executive for the fiscal year ending immediately prior to the change of control, and (c) any vested benefits under Wabtec’s benefit plans, including accrued but unpaid vacation and including benefits under the 2011 Stock Incentive Plan. The executive will also be entitled to continue participation in all of Wabtec’s employee and executive welfare and fringe plans until the earlier of the 24 month anniversary of the termination date and the date the executive becomes eligible for comparable benefits under a similar plan, policy or program of a subsequent employer. The amounts described may be subject to reduction as may be necessary to avoid characterization of amounts as “excess parachute payments” under the Internal Revenue Code. If, after a change of control, any of the five named executive officers had been terminated by the company other than for cause, or if the executive had terminated his employment for good reason, at December 31, 2011, the value of the benefit to such executive would have been: Mr. Neupaver $3,460,800, Mr. Garcia-Tunon $1,483,680, Mr. Betler $1,375,680, Mr. Kovac $1,169,080, Mr. Wahlstrom $788,000. In addition to the benefits paid pursuant to the employment continuation agreement, upon a change in control, stock options become exercisable, restrictions on restricted stock lapse and performance units are deemed to have been fully earned as described under “Outstanding Stock Awards” below.

Potential Change of Control. If, after the occurrence of a potential change of control, as defined in the Agreement, and prior to a change of control, (a)(i) an executive’s employment is terminated by the company other than for cause or by the executive for good reason or (ii) the company terminates the Agreement and (b) a change of control, which also constitutes certain changes in ownership or effective control under Section 409A of the Internal Revenue Code of 1986, as amended, occurs within one year of the termination, the executive will be deemed, solely for purposes of determining the executive’s rights under the employment continuation agreement, to have remained employed until the change of control and to have been terminated by the company without cause immediately after the change of control. In such case, at December 31, 2011, the value to the executive would have been: Mr. Neupaver $3,460,800, Mr. Garcia-Tunon $1,483,680, Mr. Betler $1,375,680, Mr. Kovac $1,169,080, Mr. Wahlstrom $788,000.

Wabtec may terminate the employment continuation agreements at any time prior to the occurrence of a change of control without liability, except as may arise in circumstances relating to a potential change of control.

Outstanding Stock Awards

Under the 2000 Stock Incentive Plan and the 2011 Stock Incentive Plan, in instances of disability, death during employment or a Section 8 or 11 Event as defined in the Plans, respectively, which generally includes a change of control of Wabtec, all outstanding options become exercisable even if not otherwise exercisable. In instances of a Section 8 or 11 Event only, all restrictions on restricted stock lapse. For performance units, in instances of a Section 8 or 11 Event, all performance units are deemed to have been fully earned regardless of the attainment of performance targets. The following table provides the value of such benefits for each of our named executive officers as if the applicable event occurred on December 31, 2011:

Name	Disability	Death During Employment	Section 8 or 11 Event(3)
Mr. Neupaver
Options	$5,041,455	$5,041,455	$5,041,455
Restricted Stock	—	—	$3,746,913
Performance Units(2)	—	(1)	$13,802,580
Mr. Garcia-Tunon
Options	$1,622,385	$1,622,385	$1,622,385
Restricted Stock	—	—	$1,237,353
Performance Units(2)	—	(1)	$4,600,860
Mr. Betler
Options	$876,960	$876,960	$876,960
Restricted Stock	—	—	$1,202,498
Performance Units(2)	—	(1)	$3,485,500
Mr. Kovac
Options	$1,046,730	$1,046,730	$1,046,730
Restricted Stock	—	—	$1,028,223
Performance Units(2)	—	(1)	$3,067,240
Mr. Wahlstrom
Options	$1,780,062	$1,780,062	$1,780,062
Restricted Stock	—	—	$601,249
Performance Units(2)	—	(1)	$2,230,720
(1)	The Compensation Committee has discretion in instances of death during employment, voluntary termination with consent and retirement to decide to pay all or part of a performance award contingent upon achievement of performance and based on a variety of factors which may result in an incremental benefit to a named executive officer. The incremental benefit would be the same as that disclosed under “Section 8 Event” or “Section 11 Event” if the Compensation Committee decided to pay all of the award.

(2)	Assumes maximum number of units are paid and includes units which were vested as of December 31, 2011 but were not yet paid to participants.

(3)	Our 2011 Stock Incentive Plan does not provide for gross-up payments in the event of an excise tax liability upon a change of control. Such gross-up payments may be made under our 2000 Stock Incentive Plan. However, under our employment continuation agreements, payments to an employee upon a change of control may be subject to limitations in the event that an excise tax liability would be triggered.

Director Compensation

The following table provides information concerning the compensation of our non-employee directors for the period January 1, 2011 through December 31, 2011:

Name	Fees Earned or Paid in Cash		Stock Awards (1)(2)		Total
Robert J. Brooks	$55,000		$100,000		$155,000
Emilio A. Fernandez	$53,500		$100,000		$153,500
Lee B. Foster, II	$66,000		$100,000	(5)	$166,000
Michael W. D. Howell	$56,000		$100,000	(5)	$156,000
William E. Kassling(3)	$111,500	(4)	$100,000		$211,500
Gary V. Valade	$64,000		$100,000		$164,000
Brian P. Hehir	$61,000		$100,000		$161,000
Nickolas W. Vande Steeg	$55,000		$100,000		$155,000
(1)	Reflects the aggregate grant date fair value dollar amount calculated in accordance with ASC 718 related to the awards of stock to the directors under the 1995 Non-Employee Directors’ Fee and Stock Option Plan. For the assumptions used in the calculation of this amount under ASC 718, see Note 12 of the Notes to Consolidated Financial Statements in Wabtec’s Annual Report on Form 10-K for the year ended December 31, 2011.

(2)	The annual award of the $100,000 stock retainer was made on May 11, 2011, with each non-employee director being granted 1,454 restricted shares of Wabtec common stock with a grant date fair market value of $68.755 per share.

(3)	Mr. Kassling serves as non-employee Chairman of the Board.

(4)	Mr. Kassling elected to defer the cash retainer of $100,000.

(5)	Mr. Howell and Mr. Foster each elected to defer 100% of the stock retainer respectively.

Each non-employee director of Wabtec, other than our non-employee Chairman, receives an annual cash retainer of $35,000 for his services as a director. In addition, each director is entitled to receive $1,500 for each Board meeting or Board committee meeting that he attends in person and $1,000 for each Board meeting or Board committee meeting in which he participates by telephone. Our non-employee Chairman receives an annual retainer of $100,000. All directors are reimbursed for their out-of-pocket expenses incurred in connection with attendance at meetings and other activities relating to the Board or its committees.

In addition, the non-employee directors also participate in the Amended and Restated 1995 Non-Employee Directors’ Fee and Stock Option Plan. Under this plan, newly elected directors are eligible to receive 5,000 stock options (vesting one-third on each subsequent anniversary date). The aggregate number of stock options outstanding as of December 31, 2011 for each non-employee director under the plan is as follows: Mr. Brooks 25,000; Mr. Fernandez 19,334; Mr. Foster 22,000; Mr. Hehir 11,000; Mr. Howell 4,000; Mr. Kassling 8,000; Mr. Valade 8,000; and Mr. Vande Steeg 13,000. No

stock options were granted to the non-employee directors in 2011.

The non-employee directors also receive an annual stock retainer equal to $100,000 at the annual meeting held in May each year. Accordingly, each non-employee director was granted 1,454 restricted shares of Wabtec common stock based on the fair market value of Wabtec stock on May 11, 2011 ($68.755). The stock retainer is restricted for 12 months from the date of issue and will vest on May 11, 2012. If a director voluntarily resigns or is otherwise terminated within 12 months from the grant of the restricted shares, the director will forfeit the shares.

In December 2009, the Board approved and adopted a Deferred Compensation Plan for executive officers and non-employee directors. Under the terms of the plan, eligible participants may defer the annual stock and/or cash retainer, provided that any deferral of the stock retainer will be subject to the same vesting and forfeiture conditions as if the stock retainer had not been deferred. During 2011, Mr. Kassling elected to defer the cash retainer of $100,000. In addition, Mr. Howell and Mr. Foster each elected to defer 100% of the stock retainer.

Proposal 2—Advisory (Non-Binding) Resolution Relating to the Approval of 2011 Named Executive Officer Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), which was signed into law by President Obama on July 21, 2010, requires public companies to provide their stockholders with a non-binding vote to approve executive compensation at least once every three years. We annually provide this stockholder advisory vote to approve our executive compensation in accordance with Section 14A of the Exchange Act.

As described in greater detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our stockholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. The overall objectives of our executive compensation program are to (i) enable us to attract, motivate and retain key executive talent essential to the achievement of our short-term and long-term business objectives; (ii) provide compensation competitive with others in our industry; (iii) reward senior executive officers in a “pay for performance” manner for accomplishment of pre-defined business goals and objectives; and (iv) align the interests of our executives with our stockholders. A significant portion of total executive compensation is variable compensation linked to corporate, business unit and individual performance. Our objective is to provide a significant portion of an executive’s total compensation in a form that is contingent upon achieving established performance goals. In regard to compensation based on performance, our objective is to provide a significant portion of such compensation in the form of equity awards.

Pursuant to the SEC rules, we are asking you to approve the 2011 compensation of the named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K of the SEC, including the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures.

Under the Dodd-Frank Act and the related SEC rules, your vote on this resolution is an advisory or “non-

binding” vote. This means that the purpose of the vote is to provide stockholders with a method to give their opinion to the Board of Directors of Wabtec about certain issues, like executive compensation. None of the Board, its committees or Wabtec is required by law to take any action in response to the stockholder vote. However, the Board values our stockholders’ opinions, and the Board intends to evaluate the results of the 2012 vote carefully when making future decisions regarding compensation of the named executive officers. We believe that providing our stockholders with an advisory vote on our executive compensation program will further enhance communication with our stockholders, while also meeting our obligations under the Dodd-Frank Act and the SEC’s rules.

Vote Required

This proposal is adopted if a majority of the shares present in person or by proxy vote for the proposal. Because the total shares voted “for,” “against,” or “abstain” are counted to determine the minimum votes required for approval, if you abstain from voting, it has the same legal effect as if you vote against. If a broker limits the number of shares voted on the proposal on its proxy card or indicates that the shares represented by the proxy card are not being voted on the proposal, it is considered a broker non-vote. Broker non-votes are not counted as a vote or used to determine the favorable votes required to approve the proposal.

The Board recommends that you approve the following resolution:

RESOLVED, that the stockholders approve the 2011 compensation of the named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K of the SEC, including the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures.

The Board recommends you vote FOR the approval of the 2011 compensation of our named executive officers, as disclosed in this proxy statement pursuant to Regulation S-K of the SEC.

Proposal 3—Ratify Independent Registered Public Accounting Firm

The Audit Committee has appointed Ernst & Young LLP as the independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2012. Although you are not required to ratify this appointment, we ask that you do. If you do not, we will reconsider our choice. Ernst & Young LLP served as our independent registered public accounting firm for the fiscal year ended December 31, 2011. A representative of Ernst & Young LLP is expected to be present at the annual meeting of stockholders to answer appropriate questions and make a statement if he or she so desires.

Vote Required

This proposal is adopted if a majority of the shares present in person or by proxy vote for the proposal. Because the total shares voted “for,” “against,” or “abstain” are counted to determine the minimum votes required for approval, if you abstain from voting, it has the same legal effect as if you vote against. If a broker limits the number of shares voted on the proposal on its proxy card or indicates that the shares represented by the proxy card are not being voted on the proposal, it is considered a broker non-vote. Broker non-votes are not counted as a vote or used to determine the favorable votes required to approve the proposal.

The Board recommends you vote FOR this proposal.

Fees to the Independent Registered Accounting Firm

The following table shows the aggregate fees for services provided by Ernst & Young LLP for the fiscal years ended December 31, 2011 and December 31, 2010:

	2011	2010
Audit Fees	$1,773,200	$1,541,000
Audit-Related Fees	$4,500	$4,500
Tax Fees	$323,309	$723,011
All Other Fees	$0	$0

Total Fees	$2,101,009	$2,268,511

Audit Fees

Audit fees include fees for audit services in connection with Wabtec’s annual financial statements, review of financial statements included in Wabtec’s quarterly reports on Form 10-Q and SEC filings, audit of internal control over financial reporting and statutory filings.

Audit-Related Fees

Audit-related fees include fees for services related to certain agreed upon procedure audits.

Tax Fees

Tax fees include fees for services related to tax return preparation, tax compliance and tax planning.

All Other Fees

This category includes the aggregate fees billed for products and services provided by the independent accountants that are not reported above under “Audit Fees,” “Audit-Related Fees,” or “Tax Fees.” We were not billed any fees in this category during either 2011 or 2010. The Audit Committee considered the compatibility of the non-audit-related services provided by and fees paid to Ernst & Young LLP in 2011 and the proposed services for 2012 and determined that such services and fees are compatible with the independence of Ernst & Young LLP.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent registered public accounting firm. As part of this responsibility, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent registered public accounting firm to assure that the provision of such services does not impair the independent registered public accounting firm’s independence.

The annual audit services engagement terms and fees are subject to the specific pre-approval of the Audit

Committee. All other permitted services are also pre-approved by the Audit Committee.

The Audit Committee has delegated its pre-approval authority to its Chairman, if the fee to be approved does not exceed $100,000.

All services provided by Ernst & Young LLP for fiscal year 2011 were pre-approved by the Audit Committee.

Business Relationships and Related Party Transactions

Pursuant to the terms of Wabtec’s amended and restated by-laws, William E. Kassling and Emilio A. Fernandez will be members of the Board so long as each person is able and willing to serve and each person beneficially owns a certain percentage of Wabtec common stock.

Related Party Transaction Approval Policy. Our board of directors has adopted written Related Party Transaction Policies and Procedures, a copy of which is available on Wabtec’s website at http://www.wabtec.com. Under this policy the Nominating and Corporate Governance Committee must review and approve in advance all related party transactions that are required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC. If advance approval is not feasible, the Nominating and

Corporate Governance Committee must approve or ratify the transaction at its next scheduled meeting. Transactions required to be disclosed pursuant to Item 404 include any transaction between Wabtec and any officer, director or certain affiliates of Wabtec that has a value in excess of $120,000. In reviewing related party transactions, the Nominating and Corporate Governance Committee evaluates all material facts about the transaction, including the nature of the transaction, the benefit provided to Wabtec, whether the transaction is on commercially reasonable terms that would have been available from an unrelated third-party and any other factors necessary to its determination that the transaction is fair to Wabtec. No related party transactions were reviewed under our policy in 2011.

Other Information

Code of Ethics

Wabtec has adopted a Code of Ethics for executive officers that includes the provisions required under applicable SEC regulations for a code of ethics. A copy of the Code of Ethics for executive officers is posted on our website at http://www.wabtec.com. In the event that we make any amendments to or waivers from this code, we will disclose the amendment or waiver and the reasons for such on our website.

Other Corporate Governance Information

Wabtec has adopted Corporate Governance Guidelines and a Code of Conduct that is applicable to all directors, officers and employees, each of which includes the provisions required under the NYSE regulations. Copies of our Corporate Governance Guidelines and Code of Conduct are posted on our website at http://www.wabtec.com.

Other Business

We do not expect any business to come before the annual meeting other than the election of directors. If other business is properly raised, your proxy authorizes its holder to vote according to their best judgment.

Communication with the Board

The Board provides a process for interested parties to send communications to the Board or any of the directors of Wabtec. Communications to the Board or any director should be sent c/o the Secretary of Wabtec, 1001 Air Brake Avenue, Wilmerding, PA 15148. All such communications will be compiled by the Secretary of Wabtec and submitted to the Board or the individual director at the next regularly scheduled meeting of the Board. Interested parties may also communicate directly with the non-employee directors at the email address nonmanagementdirectors@wabtec.com.

Expenses of Solicitation

Officers and employees may solicit proxies in person by telephone or facsimile. Wabtec pays no costs for proxy solicitation to any third party. Wabtec will pay approximately $10,000 to BNY Mellon Shareowner Services for sending the Notice, providing the Internet site for our proxy materials and providing proxy materials to any stockholder who requests them. We will also reimburse other nominees, custodians or fiduciaries who forward these materials to stockholders for their reasonable expenses in doing so.

Stockholder Proposals for Next Year

To be included in the proxy for the 2013 annual meeting, stockholder proposals must be submitted by December 3, 2012. Only proposals submitted on time may be eligible for inclusion in our proxy statement.

Our amended and restated by-laws require that notice of business to be properly brought before the 2013 annual meeting of stockholders must be submitted to us between December 5, 2012 and February 3, 2013. Only matters for which we receive timely notice may be brought before the 2013 annual meeting.

Stockholder proposals to be brought before the 2013 annual meeting should be sent c/o the Secretary of Wabtec, 1001 Air Brake Avenue, Wilmerding, PA 15148.

By order of the Board of Directors,

David L. DeNinno

Senior Vice President, General Counsel and Secretary

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time on May 15, 2012.

WESTINGHOUSE AIR BRAKE

TECHNOLOGIES CORPORATION

INTERNET http://www.proxyvoting.com/wab Use the Internet to vote your proxy. Have your proxy card in hand when you access the website.

OR

TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do

NOT need to mail back your proxy card.

To vote by mail, you must request a proxy card, mark,

sign and date your proxy card and return it in the

postage-paid envelope provided.

Your Internet or telephone vote authorizes the named

proxies to vote your shares in the same manner as if

you marked, signed and returned your proxy card.

    WO#                                       Fulfillment#

    19559                                     19834-21845

▼ FOLD AND DETACH HERE ▼

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR ALL” IN ITEM 1 AND “FOR” ITEM 2 AND ITEM 3.	Please mark your votes as indicated in this example	☒

The Board of Directors recommends a vote FOR ALL in Item 1.
	FOR ALL ☐	WITHHOLD FOR ALL ☐	FOR ALL WITH *EXCEPTIONS ☐
1. Election of the following three Directors for a term expiring in 2015:

        Nominees:

01 Brian P. Hehir
02 Michael W. D. Howell
03 Nickolas W. Vande Steeg

Election of the following Director for a term expiring in 2014:

        Nominees:

04 Gary C. Valade

A vote FOR ALL includes discretionary authority to vote for a substituted nominee if any of the nominees listed becomes unable to serve or for good cause will not serve.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions

The Board of Directors recommends a vote FOR Item 2.
	FOR	AGAINST	ABSTAIN

2. Approval of advisory (non-binding) resolution relating to the approval of 2011 named executive officer compensation.	☐	☐	☐

The Board of Directors recommends a vote FOR Item 3.
	FOR	AGAINST	ABSTAIN

3. Ratification of the appointment of Ernst & Young as our independent registered public accounting firm for the 2012 fiscal year.	☐	☐	☐

Mark Here for Address Change	☐
or Comments SEE REVERSE

Please date and sign exactly as your name appears hereon. If acting as attorney, executor, administrator, guardian or trustee, please so indicate with your full title when signing. If a corporation, please sign in full corporate name, by duly authorized officer. If shares are held jointly, each stockholder named should sign.

Signature	Signature	Date

You can now access your Westinghouse Air Brake Technologies Corporation account online.

Access your Westinghouse Air Brake Technologies Corporation account online via Investor ServiceDirect® (ISD).

The transfer agent for Westinghouse Air Brake Technologies Corporation now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form

Visit us on the web at www.bnymellon.com/shareowner/equityaccess

For Technical Assistance Call 1-877- 978-7778 between 9am-7pm

Monday- Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1- 800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the

Annual Meeting of shareholders: The Proxy Statement and the 2011 Annual

Report to Shareholders are available at: http://www.proxyvoting.com/wab

▼    FOLD AND DETACH HERE    ▼

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION

Voting Instructions for the Annual Meeting of Stockholders

Solicited by the Board of Directors

Duquesne Club, 325 Sixth Avenue, Pittsburgh, Pennsylvania

Wednesday, May 16, 2012-11:30 A.M. (local time)

The undersigned stockholder of WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION (the “Company”) does hereby appoint Albert J. Neupaver and David L. DeNinno, or any one or both of them, with full power of substitution, as proxies of the undersigned to vote at the Annual Meeting of Stockholders of the Company, to be held May 16, 2012 (the “Annual Meeting”), and at all adjournments thereof, all the shares of Common Stock of the Company which the undersigned may be entitled to vote, on the matters set out on the reverse side of this proxy card and described in the Proxy Statement and, at their discretion, on any other business which may properly come before the Annual Meeting.

The undersigned stockholder hereby revokes all previous proxies for the Annual Meeting and acknowledges receipt of the Notice of Internet Availability of Proxy Materials describing how to access or receive paper or e-mail copies of the Notice of Annual Meeting of Stockholders and Proxy Statement, both dated April 4, 2012, and the Annual Report to Stockholders for 2011.

If you requested a copy of the proxy materials by mail, you are urged to promptly return this proxy card in the enclosed envelope whether or not you expect to attend the Annual Meeting in person so that your shares may be voted in accordance with your wishes and in order that the presence of a quorum may be assured at the Annual Meeting.

The shares represented by this proxy card will be voted as directed by the stockholder. If this proxy card is executed but no direction is given, such shares will be voted “FOR ALL” nominees in Item 1 and “FOR” Item 2 and Item 3.

Address Change/Comments
(Mark the corresponding box on the reverse side)

	SHAREOWNER SERVICES
	P.O. BOX 3550
	SOUTH HACKENSACK, NJ 07606-9250

		WO#	Fulfillment#
(Continued and to be marked, dated and signed, on the other side)		19559	19834-21845